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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         SOMAXON PHARMACEUTICALS, INC.,
                             a Delaware corporation

      Somaxon Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

      1. That the Board of Directors of said Corporation duly adopted a resolution proposing and declaring advisable the following amendment of the Restated Certificate of Incorporation (the "CERTIFICATE") of said Corporation. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate be amended by adding the following paragraphs after the third paragraph of Article IV, prior to Section (1) of
Article IV:

            "Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 1-for-6 reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the "REVERSE STOCK SPLIT"). The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

            All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock."

      2. That thereafter, pursuant to resolution of the Board of Directors and in lieu of a meeting of stockholders, the stockholders gave their approval of said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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      3. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      4. That said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, Somaxon Pharmaceuticals, Inc. has caused this
Certificate of Amendment to be signed by an authorized officer thereof, this 9th day of December, 2005.

                                       Somaxon Pharmaceuticals, Inc.

                                       /s/ Kenneth M. Cohen
                                       -------------------------------------
                                       Kenneth M. Cohen
                                       President and Chief Executive Officer

                  [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]